Restated Condensed Consolidated Statements of Earnings - 1999

(In thousands, except per-share data)	Quarter 1	Quarter 2	Quarter 3	9 Mos. Ended 10/1/99
Net Sales	469,651	540,400	594,505	1,604,556
Cost of sales	194,134	211,055	243,657	648,846
Gross Profit	275,517	329,345	350,848	955,710
Operating Expenses
Marketing, general & administrative expense	67,511	82,102	75,522	225,135
Research and development expense	63,527	72,086	76,969	212,582
Goodwill amortization	1,473	1,427	1,902	4,802
Merger costs	-	-	1,929	1,929
	132,511	155,615	156,322	444,448

Operating Profit	143,006	173,730	194,526	511,262
Other income (expense)
Interest income	7,502	8,960	8,865	25,327
Interest expense	(181)	(232)	(102)	(515)
Other, net	886	(1,239)	5,105	4,752
	8,207	7,489	13,868	29,564
Earnings Before Income Taxes	151,213	181,219	208,394	540,826
Income taxes	49,017	56,989	64,354	170,360
Net Earnings	102,196	124,230	144,040	370,466

Earnings per Share	0.26	0.31	0.36	0.93
Earnings per Share, Assuming Dilution	0.25	0.30	0.35	0.90
Average number of common shares outstanding	398,693	400,877	401,807	400,459
Average number of common shares outstanding,
assuming dilution	410,179	412,500	413,323	412,001

Restated Condensed Consolidated Statements of Earnings - 1998

(In thousands, except per-share data)	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Year Ended 1/1/99
Net Sales	346,769	407,721	428,387	521,333	1,704,210
Cost of sales	145,681	169,157	180,392	209,736	704,966
Gross Profit	201,088	238,564	247,995	311,597	999,244
Operating Expenses
Marketing, general & administrative expense	53,194	57,970	57,828	74,881	243,873
Research and development expense	47,136	53,301	57,566	62,023	220,026
Asset impairment	-	24,793	-	-	24,793
Merger costs	-	-	12,991	-	12,991
Goodwill amortization	1,533	1,430	1,363	1,529	5,855
	101,863	137,494	129,748	138,433	507,538

Operating Profit	99,225	101,070	118,247	173,164	491,706
Other income (expense)
Interest income	4,615	5,742	7,300	6,854	24,511
Interest expense	(95)	(89)	(101)	(76)	(361)
Other, net	1,248	72,395	(3,853)	(889)	68,901
	5,768	78,048	3,346	5,889	93,051
Earnings Before Income Taxes	104,993	179,118	121,593	179,053	584,757
Income taxes	34,098	57,991	38,512	58,036	188,637
Net Earnings	70,895	121,127	83,081	121,017	396,120

Earnings per Share	$ 0.18	$ 0.31	$ 0.21	$ 0.31	$ 1.00
Earnings per Share, Assuming Dilution	$ 0.18	$ 0.30	$ 0.21	$ 0.30	$ 0.98
Average number of common shares outstanding	392,854	394,145	395,300	395,881	394,546
Average number of common shares outstanding,
assuming dilution	403,418	404,717	404,912	405,984	404,760

The financial information presented above has been restated to reflect the Company's August 30, 1999, merger with NetCore Systems, Inc., accounted for as a pooling of interests, as well as its August 3, 1998, merger with Coherent Communications Systems Corporation, which was originally accounted for as an immaterial pooling of interests. For more information on these restatements see Tellabs' Form 10-Q for the quarter ended October 1, 1999, filed with the Securities and Exchange Commission,("the SEC") on November 10, 1999, as well as its Form 8-K filed with the SEC on November 12, 1999.